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                                                                   EXHIBIT 99.01

[TRANSMETA CORPORATION LETTERHEAD]

FOR IMMEDIATE RELEASE

FOR MORE INFORMATION CONTACT:
Mark R. Kent                                        Kristine Mozes
Chief Financial Officer                             Mozes Communications LLC
Transmeta Corporation                               781.652.8875
408.919.3000                                        Kristine@mozescomm.com

          TRANSMETA CORPORATION OUTLINES STRATEGIC RESTRUCTURING PLAN; GROWTH STRATEGY TO FOCUS ON LICENSING INTELLECTUAL PROPERTY

              COMPANY BEGINS FISCAL 2005 WITH $53 MILLION IN CASH;
                    SIGNS THIRD LONGRUN2 LICENSING AGREEMENT

SANTA CLARA, California (January 21, 2005) - Transmeta Corporation (NASDAQ:
TMTA), the leader in efficient computing, today provided an update on its plans to modify its current business model to focus on licensing its intellectual property and advanced technologies in 2005.

"Over the last two years, we have worked to establish a revenue stream based upon the licensing of our proprietary technology and intellectual property," said Dr. Matthew R. Perry, president and CEO of Transmeta Corporation. "As further support for our decision to focus on the licensing of our intellectual property, yesterday we signed our third LongRun2(TM) licensing agreement with a global consumer electronics company."

Transmeta is also actively engaged in discussions with other industry leaders, not only regarding the Company's industry-leading power management technologies, but also its microprocessor designs and development capabilities to explore additional means of creating shareholder value.

BUSINESS MODEL MODIFICATIONS
During the first quarter of 2005, Transmeta plans to modify its existing business model of designing, developing and selling x86-compatible microprocessor products, including its Crusoe(R) and Efficeon(TM) families. The Company's management has completed a critical review of its current business model, including competitive conditions in the market for x86-compatible microprocessors and the economics of making and selling its products.
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During the course of this review, Transmeta sought and received direct feedback from its customers, suppliers, and prospective collaboration partners regarding its products and technology.

"We have received consistently strong, positive feedback in support of Transmeta's technology, and customers clearly desire the continued availability of our products and technology, either directly or through some form of strategic collaboration," added Perry.

As a result of these discussions, Transmeta will continue to support critical customer product requirements while taking immediate steps to improve its targeted product margins and positively impact its cash flow. The Company has been working closely with its customers and critical suppliers in these efforts.

STRATEGIC OPTIONS
At the same time, Transmeta continues to pursue strategic transactions that would enable the longer term supply of its current product lines and support its growth strategies on a modified business model. Although no assurances can be given, Transmeta hopes to reach agreements with one or more strategic partners. Transmeta has been working with Perseus Group LLC, a San Francisco-based investment banking firm, and other advisors, on these efforts.

RESTRUCTURING PLAN
As part of its overall restructuring plan, Transmeta plans to reorganize its operations on March 31, 2005 to align with the business prospects it has firmly identified at that time. Accordingly, the Company has notified its employee base that it may reduce its staffing as early as March 31, 2005. As part of its effort to retain employees during this interim period, the Company has put in place an appropriate retention program.

SOLID BALANCE SHEET
The Company's cash balance at the beginning of 2005 was $53 million.

During the fourth quarter, the Company strengthened its balance sheet through financing and the restructuring of its existing contract payment obligation with IBM. The Company raised net proceeds of approximately $16.0 million through the sale of common stock in November 2004. In addition, Transmeta made a scheduled $4.0 million payment to IBM that was due in December 2004. Transmeta also paid

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an additional $7.0 million at that time, in exchange for IBM's deferral of the remaining balance of $5.0 million to June 30, 2006.

"We believe that our ongoing efforts on licensing, prospective strategic collaborations, cost management and planned restructuring will give us sufficient resources to successfully execute on growth strategies that will best serve Transmeta and its many stakeholders," said Mark Kent, chief financial officer of Transmeta.

CONFERENCE CALL

The Company will hold a conference call at 2:00 pm Pacific Time today, January 21, 2005, to discuss this announcement. To listen to the conference call, please dial 913-981-5592. The conference call will also be available to the public live over the Internet at the investor relations section of Transmeta's website at www.transmeta.com. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until January 28. The phone number to access the recording is 888-203-1112, and the passcode is 4861571. For callers outside the U.S., please dial 719-457-0820, with the same passcode.

ABOUT TRANSMETA CORPORATION
Founded in 1995, Transmeta Corporation designs, develops and sells highly efficient x86-compatible software-based microprocessors that deliver a compelling balance of low power consumption, high performance, low cost and small size. The Company's products are valuable for diverse computing platforms demanding energy efficiency, low heat and x86 software compatibility. Transmeta also develop advanced power management technologies for controlling leakage and increasing power efficiency in semiconductor and computing devices. To learn more about Transmeta, visit www.transmeta.com.

SAFE HARBOR STATEMENT
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date of this release, and we will not necessarily provide updates of our projections or other forward-looking statements. Investors are cautioned that such forward-looking statements are subject to many risks and uncertainties, and may differ materially or adversely from our actual results or future events. Important risk factors that could have material or adverse effects on our results include general economic and
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political conditions and specific conditions and volatility in the markets that we address, the rescheduling or cancellation of significant customer orders, market acceptance and adoption of our new products by our present and future customers and end users, difficulties in developing or manufacturing new and existing products in a timely and cost effective manner, our dependence on third parties for sourcing materials and providing manufacturing services, intense competition and competitive pressures, the ability to enter strategic collaborations or raise financing on satisfactory terms, the risks and costs inherent in any efforts that we may undertake under a modified business model, our ability to recognize significant licensing revenue in the future, patents and other intellectual property rights, and other risk factors. We urge investors to review our filings with the Securities and Exchange Commission, including our most recent reports on Forms 10-K, 10-Q and 8-K, which reports describe these and other important risk factors that could have an adverse effect on our results. We undertake no obligation to revise or update publicly any forward-looking statement for any reason.

Transmeta, Crusoe, Efficeon and LongRun2 are trademarks of Transmeta Corporation. All other product or service names mentioned herein are the trademarks of their respective owners.